Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 30, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2018 Earnings

Reports Strong EBITDA Growth and Solid Free Cash Flow Generation

Third Quarter 2018 Highlights

•                 Adjusted EBITDA was $374 million compared to $340 million in the prior year period and $415 million in the prior quarter.

•                 Net loss of $8 million compared to a net income of $179 million in the prior year period and $623 million in the prior quarter.  Adjusted net income of $202 million compared to adjusted net income of $164 million in the prior year period and $246 million in the prior quarter

•                 Diluted loss per share was $0.05 compared to diluted income per share of $0.60 in the prior year period and $1.71 in the prior quarter.

•                 Adjusted diluted income per share was $0.84 compared to $0.67 in the prior year period and $1.01 in the prior quarter.

•                 Net cash provided by operating activities was $295 million. Free cash flow generation was $226 million.

•                 Balance sheet continues to strengthen with a net leverage of 1.3x.

•                 Completed cumulative share repurchases of approximately $175 million through the end of third quarter 2018.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts	2018	2017	2018	2018	2017

Revenues	$2,444	$2,169	$2,404	$7,143	$6,155

Net (loss) income	$(8)	$179	$623	$965	$454
Adjusted net income(1)	$202	$164	$246	$685	$418

Diluted (loss) income per share	$(0.05)	$0.60	$1.71	$2.79	$1.60
Adjusted diluted income per share(1)	$0.84	$0.67	$1.01	$2.82	$1.72

Adjusted EBITDA(1)	$374	$340	$415	$1,194	$899

Net cash provided by operating activities from continuing operations	$295	$261	$228	$634	$538
Free cash flow(2)	$226	$227	$174	$456	$404

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported third quarter 2018 results with revenues of $2,444 million, net loss of $8 million, adjusted net income of $202 million and adjusted EBITDA of $374 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“This was a solid quarter overall for our Company, which demonstrated the consistency of our downstream and differentiated businesses.  Expected adjustments to short term fundamentals in component MDI provided us an opportunity to show the strength of our unique downstream urethanes portfolio and strategy.  In spite of the uncertainty around global trade and certain pockets of softer demand mostly seen in China, long term fundamentals remain intact.  We are confident and on track to deliver on our 2020 targets that we laid out at our Investor Day on May 23, 2018.  Our free cash flow remains strong with a good performance in the third quarter and our balance sheet continues to strengthen with net leverage improving to 1.3 times, well within investment grade metrics.  We are committed to our balanced and opportunistic approach to capital allocation by growing our downstream differentiated portfolio of businesses and repurchasing shares to create long term value for our shareholders.”

Segment Analysis for 3Q18 Compared to 3Q17

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended September 30, 2018 compared to the same period of 2017 was due to higher average selling prices and higher sales volumes. Differentiated MDI average selling prices increased due to strong end-market demand, partially offset by a decline in component MDI prices compared to the prior year period.  MTBE average selling prices increased primarily as a result of higher pricing for high octane gasoline. MDI sales volumes increased due to higher demand across most major markets. MTBE sales volumes increased due to the impact of hurricane related production outages during the third quarter of 2017. The modest increase in segment adjusted EBITDA was primarily due to higher MDI volumes and higher MTBE earnings due to hurricane related production outages in the third quarter of 2017, partially offset by lower component MDI margins.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended September 30, 2018 compared to the same period of 2017 was due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to strong market conditions across several of our derivatives businesses and in response to higher raw material costs. Sales volumes increased primarily due to the impact of hurricane related production outages during the third quarter of 2017. The increase in segment adjusted EBITDA was primarily due to higher average selling prices, higher sales volumes and the impact of hurricane related production outages during the third quarter of 2017.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2018, compared to the same period in 2017 was due to higher sales volumes and higher average selling prices. Sales volumes increased across most markets in our core specialty business as well as in our commodity business. Average selling prices increased in response to higher raw material costs, partially offset by the impact of a stronger U.S. dollar against major international currencies. Segment adjusted EBITDA remained flat primarily due to higher specialty sales volumes, offset by higher raw material and fixed costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended September 30, 2018 compared to the same period of 2017 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased in response to higher raw material costs, partially offset by the impact of a stronger U.S. dollar against major international currencies. Sales volumes decreased primarily due to the impact from supply constraints in China, a de-selection of certain product ranges, and a temporary transition in distribution channels within a few regions. The increase in segment adjusted EBITDA was primarily due to higher average selling prices, partially offset by higher raw material costs, higher selling, general and administrative costs and lower sales volumes.

Corporate, LIFO and other

For the three months ended September 30, 2018, segment adjusted EBITDA from Corporate and other for Huntsman Corporation decreased $4 million to a loss of $47 million from a loss of $43 million in the same period in 2017, primarily due to an increase on LIFO inventory reserves.

Liquidity, Capital Resources and Outstanding Debt

During the quarter we generated free cash flow of $226 million compared to $227 million a year ago. As of September 30, 2018, we had $1,529 million of combined cash and unused borrowing capacity.

During the three months ended September 30, 2018, we spent $71 million on capital expenditures compared to $58 million in the same period of 2017. We expect to spend approximately $300 million to $320 million on capital expenditures in 2018.

Through the end of the third quarter 2018, we have spent approximately $175 million to repurchase approximately 5.9 million shares, including approximately $37 million spent to acquire approximately 1.3 million shares within the third quarter.  As of the end of the third quarter 2018, we have approximately $825 million remaining on our existing multiyear share repurchase authorization.

Income Taxes

During the three months ended September 30, 2018, we recorded income tax expense of $27 million compared to $35 million during the same period in 2017.  In the third quarter 2018, our adjusted effective tax rate was 20%. We expect our 2018 adjusted effective tax rate will be approximately 19% - 21%.  We expect our long-term adjusted effective tax rate will be approximately 23% - 25%.

Venator

Our former Pigments and Additives segment, now known as Venator, remains classified as held for sale on our balance sheet and treated as discontinued operations on our income statement.  Huntsman currently owns 53% of Venator’s outstanding shares.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2018 financial results on Tuesday, October 30, 2018 at 11:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 713 - 4199
International participants	(617) 213 - 4861
Passcode	909 665 63#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PG84X93EM

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning October 30, 2018 and ending November 6, 2018.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	72981885

Upcoming Conferences

During the fourth quarter 2018 a member of management is expected to present at:

Morgan Stanley’s Global Chemicals and Agriculture Conference on November 14, 2018

Citi’s Basic Materials Conference on November 27, 2018

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2018	2017	2018	2017

Revenues	$2,444	$2,169	$7,143	$6,155
Cost of goods sold	1,920	1,697	5,524	4,857
Gross profit	524	472	1,619	1,298
Operating expenses	251	238	747	677
Restructuring, impairment and plant closing costs	5	1	8	13
Expenses associated with the merger	1	12	2	18
Operating income	267	221	862	590
Interest expense	(30)	(39)	(86)	(134)
Equity in income of investment in unconsolidated affiliates	14	1	45	4
Loss on early extinguishment of debt	—	(35)	(3)	(36)
Other income, net	5	3	20	7
Income before income taxes	256	151	838	431
Income tax expense	(27)	(35)	(84)	(78)
Income from continuing operations	229	116	754	353
(Loss) income from discontinued operations, net of tax(3)	(237)	63	211	101
Net (loss) income	(8)	179	965	454
Net income attributable to noncontrolling interests, net of tax	(3)	(32)	(288)	(64)
Net (loss) income attributable to Huntsman Corporation	$(11)	$147	$677	$390

Adjusted EBITDA(1)	$374	$340	$1,194	$899
Adjusted net income(1)	$202	$164	$685	$418

Basic (loss) income per share	$(0.05)	$0.62	$2.83	$1.64
Diluted (loss) income per share	$(0.05)	$0.60	$2.79	$1.60
Adjusted diluted income per share(1)	$0.84	$0.67	$2.82	$1.72

Common share information:
Basic weighted average shares	238	239	239	238
Diluted weighted average shares	241	244	243	244
Diluted shares for adjusted diluted income per share	241	244	243	244

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2018	2017	(Worse)	2018	2017	(Worse)

Segment Revenues:
Polyurethanes	$1,355	$1,197	13%	$3,890	$3,172	23%
Performance Products	599	501	20%	1,795	1,595	13%
Advanced Materials	279	263	6%	850	782	9%
Textile Effects	204	193	6%	631	586	8%
Corporate and eliminations	7	15	n/m	(23)	20	n/m

Total	$2,444	$2,169	13%	$7,143	$6,155	16%

Segment Adjusted EBITDA(1):
Polyurethanes	$247	$245	1%	$777	$556	40%
Performance Products	93	63	48%	289	249	16%
Advanced Materials	56	56	0%	177	166	7%
Textile Effects	25	19	32%	80	64	25%
Corporate, LIFO and other	(47)	(43)	(9)%	(129)	(136)	5%

Total	$374	$340	10%	$1,194	$899	33%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	5%	0%	(2)%	10%	13%
Polyurethanes, adj	4%	0%	6%	3%	13	%(c)(d)
Performance Products	6%	(1)%	(6)%	21%	20%
Performance Products, adj	6%	(1)%	(3)%	(1)%	1	%(c)(e)
Advanced Materials	5%	(1)%	(3)%	5%	6%
Textile Effects	12%	(2)%	0%	(4)%	6%
Total Company	5%	(1)%	(4)%	13%	13%
Total Company, adj	4%	(1)%	3%	2%	8	%(c)(d)(e)

	Nine months ended
	September 30, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	9%	3%	0%	11%	23%
Polyurethanes, adj	9%	3%	3%	6%	21	%(c)(d)
Performance Products	6%	2%	(2)%	7%	13%
Performance Products, adj	6%	2%	(2)%	1%	7	%(c)(e)
Advanced Materials	4%	3%	1%	1%	9%
Textile Effects	5%	2%	0%	1%	8%
Total Company	6%	3%	(2)%	9%	16%
Total Company, adj	6%	3%	1%	4%	14	%(c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the impact from Hurricane Harvey in 3Q17.

(d) Pro forma adjusted to exclude the impact from unplaned outages in 2Q18 and 3Q18 at Rotterdam onset by third party constraints.

(e) Pro forma adjusted to exclude the impact from maintenance outages in 2Q18.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted (Loss) Income
	EBITDA		(Expense) Benefit		Net (Loss) Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017

Net (loss) income	$(8)	$179			$(8)	$179	$(0.03)	$0.73
Net income attributable to noncontrolling interests	(3)	(32)			(3)	(32)	(0.01)	(0.13)

Net (loss) income attributable to Huntsman Corporation	(11)	147			(11)	147	(0.05)	0.60
Interest expense from continuing operations	30	39
Interest expense from discontinued operations(3)	10	8
Income tax expense from continuing operations	27	35	$(27)	$(35)
Income tax (benefit) expense from discontinued operations(3)	(52)	17
Depreciation and amortization from continuing operations	85	80
Depreciation and amortization from discontinued operations(3)	—	9
Acquisition and integration expenses and purchase accounting adjustments	2	10	—	(3)	2	7	0.01	0.03
EBITDA / Income from discontinued operations, net of tax(3)	279	(97)	N/A	N/A	237	(63)	0.98	(0.26)
Noncontrolling interest of discontinued operations(1)(3)	(21)	12	N/A	N/A	(21)	12	(0.09)	0.05
Release of significant income tax valuation allowances (a)	N/A	N/A	(24)	—	(24)	—	(0.10)	—
Loss on early extinguishment of debt	—	35	—	(12)	—	23	—	0.09
Expenses associated with merger, net of tax	1	12	—	(1)	1	11	—	0.05
Certain legal and other settlements and related expenses	1	—	(1)	—	—	—	—	—
Net plant incident costs	—	13	—	(4)	—	9	—	0.04
Amortization of pension and postretirement actuarial losses	18	19	(4)	(3)	14	16	0.06	0.07
Restructuring, impairment and plant closing and transition costs	5	1	(1)	1	4	2	0.02	0.01

Adjusted(1)	$374	$340	$(57)	$(57)	$202	$164	$0.84	$0.67

Adjusted income tax expense(1)					$57	$57
Net income attributable to noncontrolling interests, net of tax					3	32
Noncontrolling interest of discontinued operations(1)(3)					21	(12)

Adjusted pre-tax income(1)					$283	$241

Adjusted effective tax rate(4)					20%	24%

Effective tax rate					11%	23%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts	2018	2018	2018	2018
Net income	$623		$623	$2.57
Net income attributable to noncontrolling interests	(209)		(209)	(0.86)

Net income attributable to Huntsman Corporation	414		414	1.71
Interest expense from continuing operations	29
Interest expense from discontinued operations(3)	11
Income tax expense from continuing operations	4	$(4)
Income tax expense from discontinued operations(3)	84
Depreciation and amortization from continuing operations	83
Acquisition and integration expenses and purchase accounting adjustments	7	(2)	5	0.02
EBITDA / Income from discontinued operations, net of tax(3)	(429)	N/A	(334)	(1.38)
Noncontrolling interest of discontinued operations(1)(3)	188	N/A	188	0.77
U.S. tax reform impact on tax expense	N/A	49	49	0.20
Release of significant income tax valuation allowances (a)	N/A	(95)	(95)	(0.39)
Loss on early extinguishment of debt	3	(1)	2	0.01
Expenses associated with merger	1	—	1	—
Certain legal and other settlements and related costs	1	—	1	—
Amortization of pension and postretirement actuarial losses	18	(4)	14	0.06
Restructuring, impairment and plant closing and transition costs	1	—	1	—

Adjusted(1)	$415	$(57)	$246	$1.01

Adjusted income tax expense(1)			$57
Net income attributable to noncontrolling interests, net of tax			209
Noncontrolling interest of discontinued operations(1)(3)			(188)

Adjusted pre-tax income(1)			$324

Adjusted effective tax rate(4)			18%

Effective tax rate			1%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures (cont.)

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017
Net income	$965	$454			$965	$454	$3.97	$1.86
Net income attributable to noncontrolling interests	(288)	(64)			(288)	(64)	(1.19)	(0.26)
Net income attributable to Huntsman Corporation	677	390			677	390	2.79	1.60
Interest expense from continuing operations	86	134
Interest expense from discontinued operations(3)	30	8
Income tax expense from continuing operations	84	78	(84)	(78)
Income tax expense from discontinued operations(3)	52	41
Depreciation and amortization from continuing operations	250	235
Depreciation and amortization from discontinued operations(3)	—	68
Acquisition and integration expenses and purchase accounting adjustments	10	17	(2)	(4)	8	13	0.03	0.05
EBITDA / Income from discontinued operations, net of tax(3)	(293)	(218)	N/A	N/A	(211)	(101)	(0.87)	(0.41)
Noncontrolling interest of discontinued operations(1)(3)	222	18	N/A	N/A	222	18	0.91	0.07
U.S. tax reform impact on tax expense	N/A	N/A	49	—	49	—	0.20	—
Release of significant income tax valuation allowances (a)	N/A	N/A	(119)	—	(119)	—	(0.49)	—
Gain on disposition of businesses/assets	—	(8)	—	—	—	(8)	—	(0.03)
Loss on early extinguishment of debt	3	36	(1)	(12)	2	24	0.01	0.10
Expenses associated with merger	2	18	—	(1)	2	17	0.01	0.07
Certain legal and other settlements and related expenses	9	1	(2)	—	7	1	0.03	—
Net plant incident costs	—	13	—	(4)	—	9	—	0.04
Amortization of pension and postretirement actuarial losses	53	55	(12)	(11)	41	44	0.17	0.18
Restructuring, impairment and plant closing and transition costs	9	13	(2)	(2)	7	11	0.03	0.05
Adjusted(1)	$1,194	$899	$(173)	$(112)	$685	$418	$2.82	$1.72
Adjusted income tax expense(1)					$173	$112
Net income attributable to noncontrolling interests, net of tax					288	64
Noncontrolling interest of discontinued operations(1)(3)					(222)	(18)
Adjusted pre-tax income(1)					$924	$576
Adjusted effective tax rate(4)					19%	19%
Effective tax rate					10%	18%

(a) During the nine months ended September 30, 2018, we released $119 million of valuation allowances in Switzerland, the U.K., and Luxembourg.  We eliminated the effect of this significant change in tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe this provides more meaningful information than is provided under GAAP.

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2018	2018	2017

Cash	$446	$409	$481
Accounts and notes receivable, net	1,394	1,377	1,283
Inventories	1,231	1,178	1,073
Other current assets	230	251	262
Current assets held for sale	2,916	3,158	2,880
Property, plant and equipment, net	3,004	3,014	3,098
Other noncurrent assets	1,675	1,667	1,167
Total assets	$10,896	$11,054	$10,244

Accounts payable	$998	$993	$964
Other current liabilities	540	469	569
Current portion of debt	200	255	40
Current liabilities held for sale	1,564	1,578	1,692
Long-term debt	2,277	2,311	2,258
Other noncurrent liabilities	1,353	1,378	1,350
Total equity	3,964	4,070	3,371
Total liabilities and equity	$10,896	$11,054	$10,244

Table 6 — Outstanding Debt

	September 30,	June 30,	December 31,
In millions	2018	2018	2017

Debt:
Revolving credit facility	$175	$225	$—
Accounts receivable programs	269	268	180
Senior notes	1,917	1,906	1,927
Variable interest entities	94	97	107
Other debt	22	70	84

Total debt - excluding affiliates	2,477	2,566	2,298

Total cash	446	409	481

Net debt - excluding affiliates(5)	$2,031	$2,157	$1,817

LTM Adjusted EBITDA(1)	$1,554	$1,520	$1,259
LTM Net income attributable to Huntsman Corporation	923	1,081	636

Net debt - excluding affiliates / LTM Adjusted EBITDA(1)(5)	1.3x	1.4x	1.4x
Total debt - excluding affiliates / LTM Net income	2.7x	2.4x	3.6x

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2018	2017	2018	2017

Total cash at beginning of period(a)	$763	$520	$719	$425

Net cash provided by operating activities - continuing operations	295	261	634	538
Net cash (used in) provided by operating activities - discontinued operations(3)	(1)	88	300	205
Net cash used in investing activities - continuing operations	(66)	(50)	(546)	(145)
Net cash used in investing activities - discontinued operations(3)	(104)	(61)	(265)	(49)
Net cash used in financing activities	(181)	(125)	(117)	(349)
Effect of exchange rate changes on cash	(9)	4	(28)	12

Total cash at end of period(a)	$697	$637	$697	$637

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(14)	$(30)	$(73)	$(122)
Cash (paid) received for income taxes	(40)	(21)	(117)	36
Cash paid for capital expenditures	(71)	(58)	(180)	(159)
Depreciation and amortization	85	80	250	235

Changes in primary working capital:
Accounts and notes receivable	(35)	(28)	(129)	(148)
Inventories	(63)	19	(170)	(118)
Accounts payable	12	16	62	95

Total cash (used in) received from primary working capital	$(86)	$7	$(237)	$(171)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Free cash flow(2):
Net cash provided by operating activities	$295	$261	$634	$538
Capital expenditures	(71)	(58)	(180)	(159)
All other investing activities, excluding acquisition and disposition activities(b)	1	6	—	7
Non-recurring merger costs(c)	1	18	2	18

Total free cash flow	$226	$227	$456	$404

Adjusted EBITDA	$374	$340	$1,194	$899
Capital expenditures	(71)	(58)	(180)	(159)
Capital reimbursements	2	—	4	1
Interest	(14)	(30)	(73)	(122)
Income taxes	(40)	(21)	(117)	36
Primary working capital change	(86)	7	(237)	(171)
Restructuring	(1)	(7)	(7)	(26)
Pensions	(36)	(48)	(95)	(85)
Maintenance & other	98	44	(33)	31

Total free cash flow(2)	$226	$227	$456	$404

(a) Includes restricted cash and cash held in discontinued operations.

(b) Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss).  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.  The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)   During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC;  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

(4) We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues more than $8 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

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Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.